Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 Registration Statement (No. 333-207190) of our reports dated February 26, 2016, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 25, 2016